Chairman's Agreement with John C. Miles II

Effective January 1, 2004, the Company entered an Agreement with John C. Miles II, under which he will receive $100,000.00 over the period from January 1, 2004 through the date of the Company's Annual Meeting in 2005, in consideration of his service as Chairman of the Board of the Company.